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                         PRONET INC. ALPHA BETA PROJECT

                        INCENTIVE COMPENSATION AGREEMENT


     This Agreement, made and entered into this 7th day of July, 1997, by and between ProNet Inc. ("ProNet") and Impulse Telecommunications Corporation ("Impulse").

     WHEREAS, Impulse has provided consulting services to ProNet regarding the development of ProNet's Alpha Beta Project (the "Project"); and

     WHEREAS, the consulting services were provided by Impulse utilizing a reduced fee structure, with the understanding that Impulse would participate in the success of the Project through a mutually agreeable incentive plan.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     1. In consideration of the provision of consulting services by Impulse at a reduced rate, ProNet hereby agrees to pay Impulse the sum of Two Dollars ($2.00) per Net New Subscriber (as defined below) that purchases and utilizes the Service (as defined below) provided by ProNet. ProNet shall pay Impulse consideration as set forth herein (the "Fee") until Impulse has received the sum of $350,000, at which time all payment obligations under this Agreement shall cease. The Service shall be defined as the alpha-based paging service provided by ProNet as described in the document prepared by Impulse for ProNet titled PRONET NAME-BASED SERVICES STRATEGIC BUSINESS PLAN dated February 26, 1997.

     2. In determining the Fee to be paid by ProNet to Impulse, the number of Net New Subscribers that initiate Service will be determined at the end of each calendar quarter. Net New Subscriber(s) shall be defined as gross number of subscribers which purchase the Service during a particular calendar quarter minus such subscribers which have churned off the Service during the immediately prior quarter. The Fee shall be paid by ProNet to Impulse within sixty (60) days following the end of a calendar quarter.

     3. ProNet reserves the right, in its sole discretion, to modify, change, and control its present and future equipment and facilities, and/or to terminate the Service if it deems necessary and/or appropriate. This Agreement does not in any way create the relationship of principal and agent between ProNet and Impulse. This Agreement shall be governed by the laws of the State of Texas, and venue for the institution of any lawsuit concerning this Agreement shall be in Dallas, Dallas County, Texas.

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     IN WITNESS WHEREOF, the parties hereto have made and entered into this
Agreement as of the date first above written.


     PRONET INC.                            IMPULSE
                                            TELECOMMUNICATIONS
                                            CORPORATION


     /s/ JACKIE R. KIMZEY                   /s/ EDWARD E. JUNGERMAN
     -----------------------                -----------------------
     Jackie R. Kimzey                       Edward E. Jungerman
     Chairman and CEO                       President




















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